Exhibit 10.14

November 1, 1999

Mr. Don Blair

5 Ophir Drive

Purchase, NY 10577

Dear Don:

I am please to confirm our offer to you for the position of Vice President and Chief Financial officer, with dual reporting to Phil Knight, Chairman/CEO, and Tom Clarke, President/COO, starting on or before December 1, 1999. NIKE is extending this offer contingent upon the completion of acceptable references. We believe your experience and talents are an excellent fit with NIKE’s needs and provide and excellent opportunity for valuable contribution.

Base Salary and Performance Sharing Plan (PSP)

NIKE is offering you an annual salary, payable semi-monthly, of $400,000 with an annual PSP award target of 55% of base salary for FY’00, with a guaranteed payout of $220,000 for FY’00. PSP payout in future years is based on an annual PSP award target of 55% of base fiscal year earnings. PSP is NIKE’s performance based bonus plan called “Performance Sharing Plan”, and can pay either higher or lower depending on results.

Annual Stock Options

You will be eligible to receive a minimum stock option grant of 40,000 shares at NIKE’s FY’01 grant date, subject to plan rules and final approval by the NIKE Board of Directors. This is explained in the enclosed stock option brochure.

Long Term Incentive Plan (LTIP)

NIKE has recently introduced a Long Term Incentive Plan for executives. You will be eligible for full non-prorated participation in this plan for the FY’00 performance year. Your FY’00 target award will be $200,000 delivered in NIKE Class B restricted stock. The actual award will be based on the Award Calculation Table supplied in the LTIP summary enclosed (compensation guide).

Relocation

Additionally, costs associated with relocation, such as the moving of household goods and temporary living accommodations, will be reimbursed consistent with NIKE’s relocation policy (enclosed).

Benefits

You will also be eligible to participate in NIKE’s cafeteria style benefits program called “Lifetrek”. Lifetrek includes health insurance, 401(k), NIKE’s Profit Sharing retirement account, paid time off, and use of NIKE’s employee store as well as other benefits. Details are provided in the enclosed “Lifetrek Guide”. (Attached is a bulletin – TrekTalk – recently sent out to employees describing significant enhancements to 401(k) for 06/01/00.)

Sign On

As a further incentive to accept this offer, you will receive a sign-on stock option grant of 150,000 shares at or around your first day of employment with NIKE, subject to plan rules and approval by NIKE’s Board of Directors. The strike price of these options will be the closing price of NIKE Class B stock on the day preceding your first day of employment with NIKE, and the options will vest ratably over 4 years. In addition, NIKE will provide a cash payment of $250,000, subject to normal payroll taxes and payable upon commencement of employment with NIKE.

Severance

In the event of involuntary termination other than for cause, you will receive 12 months continuation of base salary plus bonus that would have been earned and a lump sum payment equal to 12 months base salary plus bonus that would have been earned, subject to normal payroll taxes.

If you choose to accept this offer, as an employee of NIKE, your employment is “at will” and terminable by either you or NIKE at anytime. Given the seniority of your position, we require that you sign a Non-Compete Agreement when you begin employment with NIKE.

We are truly excited at the prospect of you becoming a member of the NIKE team, and I know that your experience and insight can add tremendous value here. Please call me if you have any questions. I look forward to a positive response.

This letter represents the details of our offer. Enclosed are two copies of this letter. Please sign and return one copy and keep on for your files.

Sincerely

/s/ Jeffrey M. Cava
Vice President, Global Human Resources

JMC/abh

Enclosures

cc:    C. Kuchinad

/s/ Don Blair
Don Blair